Exhibit 4.3

                        GYRODYNE COMPANY OF AMERICA, INC.
                  1993 STOCK INCENTIVE PLAN AS APPROVED BY THE
                                  SHAREHOLDERS
                                OCTOBER 29, 1993

The purposes of the Company's 1993 Stock Incentive Plan are generally (1) to secure for the Company the benefits of incentives inherent in ownership of the Company's common stock ("Common Stock") by key employees (see "Participation");
(2) to encourage key employees to increase their interest in the Company's future growth and to stimulate and sustain constructive and imaginative thinking; (3) to further the identity of interests of key employees with the interests of the Company's shareholders; and (4) to induce the employment or continued employment of key employees and to enable the Company to compete with other organizations offering incentives in obtaining and retaining the services of competent executives.

The following is a summary of certain provisions of the Plan and the incentives granted thereunder and does not purport to be complete. The summary is qualified in its entirety by reference to the provisions of the Plan and such incentives.

Administration

The Plan is administered by a committee ("Committee") of the Company's Board of Directors. No member of the Committee may be a person who is eligible to participate in the Plan or any other stock option, stock bonus stock appreciation right or similar plan of the Company or any affiliate of the Company or who was eligible during any portion of the year prior to serving on the Committee if such eligibility would prevent such member from being a "disinterested person," with respect to the Plan for purposes of Rule 16b3 under the Securities Exchange Act of 1934.

Participation

The Plan provides that incentives may be granted to "key employees of the Company and its subsidiaries. For purposes of the Plan, "key employees" are those the Committee deems able to contribute significantly to growth and successful operations, and a "subsidiary" is generally any entity with respect to which the Company holds 50% or more of the voting power or similar management rights. Options (other than Incentive Stock Options, described below) may also be granted to consultants (including directors who are consultants).

Stock Incentives

The Plan generally authorizes the grant of stock incentives in the form of stock awards, options (including Incentive Stock options or "ISO's") with or without stock appreciation rights ("SARS") or limited stock appreciation rights ("LSARS"), or a combination of an award and an option. If an option is an ISO, its terms will so indicate.

                                     Options

An option, other than an ISO, granted under the Plan provides for the purchase of Common Stock at a price determined by the Committee ("purchase price"). The purchase price of ISO's granted

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under the Plan to a key employee who owns more then 10% of the total combined voting power of all classes of stock of the Company is equal to 110% of the fair market value of the common Stock on the date of grant. The purchase price of ISO's granted to all other persons is the fair market value of the Common Stock on the date of grant. With respect to ISO's the aggregate fair market value of the shares of Common Stock subject to each installment of all options becoming exercisable for the first time by any individual in any calendar year is limited to $100,000.

The following paragraphs summarize the principal features of options granted under the Plans.

                                Incentive Kicker

Options granted under the plan (other than ISOS) that became exercisable in installments may contain an "incentive kicker", whereby additional option shares are granted with respect to each installment if the fair market value of the Common Stock on each date on which an installment first becomes exercisable exceeds the original purchase price of the option on the date of grant by at least 50% and the optionee exercises his option on such date The percentage increase in the number of option shares covered by each installment shall equal the percentage increase in the fair market value of the Common Stock. The purchase price for the additional option shares shall be the purchase price of the original option.

                                 Reload Options

Options granted under the plan (other than ISO's) that become exercisable in installments may contain a "reload option" feature providing that, upon exercise of the option by payment of the purchase price in shares of Common Stock held for more than six months, the recipient shall automatically be granted a new option for the number of shares of Common Stock used to exercise the original option (including, to the extent authorized by the Committee, the number of shares used to satisfy any tax withholding requirement) that is subject to the same terms and conditions concerning duration and vesting as the original option. The purchase price of such new option shall be equal to the fair market value of the Common Stock on the date the original option was exercised

                          When Options May Be Exercised

An option granted under the Plan becomes exercisable in whole or in part after one year of continued employment by the Company, at such time or times as the Committee determines, and (except as provided below) only during the continuance of the holder's employment with the Company. All options granted under the Plan shall become fully exercisable upon a "Change in Control" of the Company. Once an option or a portion thereof becomes exercisable, it may be exercised at any time in whole or in part until the option expires or terminates. An option may not be exercised more than six years after the date of grant. In the case of an ISO held by a key employee who owns more than 10% of the total combined voting power of all classes of stock of the Company, the maximum period during which the ISO may be exercised is five years from the date of grant.

                       Termination of Unexercised Options

Unexercised options terminate upon termination of service, except in certain events as set forth below:


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
                           Event                                               Date Option Terminates*
                           -----                                               -----------------------
Termination of service with Committee consent or                3 months after termination of service, unless the
involuntary termination not for cause                           Committee approves a longer period **

Death, incapacity or retirement under a retirement plan         3 years after termination of service***
of the Company or a subsidiary (including death or
incapacity within 3 months after termination of
service with Committee consent or involuntary
termination not for cause)

An option may be exercised alter an optionee's death by his estate or by a person acquiring the right to do so by will or by the laws of inheritance or pursuant to the terms of a,"qualified domestic relations order" as defined in the Internal Revenue Code. Options may not otherwise be transferred or assigned.

Payment for Shares

Under the Plan the purchase price must be paid in cash, Common Stock previously owned by the optionee for more than six months or a combination of the two, as provided in the Plan or the option granted thereunder. Common Stock surrendered for this purpose is valued at its fair market value on the date of exercise.

      *Under no circumstances may any option be exercised after its expiration date (see "When Options May be exercised").

      **The Committee may approve a longer period; however, such period cannot exceed the period which would have been applicable if the optionee had died, become incapacitated or retired under a retirement plan of the Company or a subsidiary.

      ***However, to receive favorable federal tax treatment, an ISO may need to be exercised within a shorter period after termination (see "Federal Income Tax Aspects").

                             Form of Initial Grants

It is anticipated that the initial grants of options under the Plan will be in two alternative forms of non-qualified stock options, one of which will be granted in tandem with an SAR (see "Stock Appreciation Rights") and the other of which will be granted in tandem with an LSAR (see "Limited Stock Appreciation Rights"). Both types of option grants will have an option price equal to the fair market value of the Common Stock on the date of grant and will include an "incentive kicker" feature.

The SAR/options shall become exercisable in three annual installments at the rate of 50% on the first anniversary of the date of grant, 33% on the second anniversary of such date and 17% on the third such anniversary. A stock for stock exercise feature will be available whereby the recipient may exercise the option by tendering shares of Common Stock he has held for more than six


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

months.

The second alternative type of non-qualified option that may initially be granted under the Plan will include a tandem LSAR. This type of option shall become exercisable in three annual installments at the rate of 34% on the first anniversary of the date of grant and 33% on each of the second and third anniversaries of such date. This type of option also includes a "reload option" feature.

                           Stock Appreciation Rights

Stock Appreciation Rights ("SARs") may be granted with the grant of an option. SARs are exercisable at such time as the Committee determines, but only upon surrender of the related option and only to the extent that the related option (or the portion thereof as to which an SAR is exercised) is exercisable. Upon exercise of an SAR, the holder is entitled to receive an amount equal to the excess of the fair market value of the shares for which the SAR is exercised over the exercise price under the related option. All SARS granted under the Plan shall become fully exercisable upon a change in Control of the Company and, in this event, shall be valued on the date the holder elects to exercise his SARS during the six month period beginning on the date that such Change in Control occurs. It is anticipated that the SARs to be granted in tandem with the initial option grants under the Plan shall be paid only in shares of Common Stock which shall be treated as a grant of a restricted stock award subject to complete forfeiture in the event the recipient resigns or is terminated by the Company for cause during the one-year period beginning on the date the SAR is exercised (see "Restricted Stock Awards").

                        Limited Stock Appreciation Rights

Limited Stock Appreciation Rights ("LSARs") may be granted with the grant of an option. LSARs are subject to the same terms and conditions as SARs, except that LSARS are payable by the Company in cash only.

                             Restricted Stock Awards

Under the Plan, a stock incentive may be granted in the form of shares of Common Stock subject to such conditions and/or restrictions (including restrictions on the sale or other disposition of the shares) as the Committee may determine. The nature and duration of the conditions and restrictions may vary, and an award may be subject to forfeiture in accordance with these conditions and restrictions (including forfeiture if, prior to their expiration, the recipient voluntarily terminates service or service is terminated for cause). All Restricted Stock Awards granted under the Plan shall become fully vested and freely transferable without restriction upon a Change in Control of the Company. While the Award restrictions are in effect, the recipient will generally have the right to vote and receive dividends on all shares of Common Stock subject to an award.

Under the Plan, shares of Common Stock are issued based on the achievement of specified earnings objectives or to reward individual performance. The shares so issued may not be sold (except to the Company) or otherwise transferred until they "vest" (in three installments); if shares are sold to the Company, the proceeds equal to the fair market value of the shares sold are not paid until the shares would have vested. If the recipient's service terminates due to death, disability, termination without cause or, subject to certain conditions, retirement, the restrictions terminate as


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to the shares not then vested and/or proceeds from the sale of non-vested shares to the Company; if the recipient's service terminates for any other reason the shares not then vested and/or such proceeds are forfeited.

It is anticipated that the initial restricted stock awards to be granted under the Plan will "vest" while the recipient remains employed by the Company and the restrictions on transferability will lapse in three installments, at the rate of 34% on the second anniversary of the date of grant and 33% on each of the fourth and sixth anniversaries of the date of grant. The initial awards will also include an "incentive kicker" feature (see "Options").

                       Shares Covered by Plans and Grants
                       Per Amendment by Board of Directors

Stock incentives covering 150,000 shares of Common Stock may be granted under the Plan, 10,000 shares of which are reserved and available for restricted stock awards. The maximum number of shares of Common Stock subject to stock incentives that may be granted in any fiscal year of the Company during which the Plan is in effect may not exceed 20,000.

If an option expires or terminates or, in certain cases, restricted shares are forfeited or reacquired by the Company, the shares subject to the unexercised portion of the option or such restricted shares become available for new grants. The number of shares covered by the Plans and the options outstanding thereunder, as well as the purchase prices of outstanding options, may be adjusted in the event of a stock dividend or split or a recapitalization, reclassification or reorganization of the Company.

                 Duration, Amendment and Termination of the Plan

The Plan shall automatically terminate on October 29, 2003. The Plan may be amended by the Board of Directors (subject to shareholder approval in the case of specified amendments). The Board may also discontinue the Plan at any time; however, no amendment or discontinuance may adversely affect any outstanding option, SAR, LSAR or restricted stock award without the consent of the holder thereof.

                           Federal Income Tax Aspects

The principal federal income tax consequences of stock options, SARs, LSARs and restricted stock awards granted under the Plans are discussed below. No taxable income is realized by a recipient upon the grant of an ISO, NSO, SAR, LSAR or a restricted stock award; however, in the case of a restricted stock award, a recipient may elect to be taxed upon grant (see "Restricted Stock Awards" below).

Except as provided below, the Company or a subsidiary is generally entitled to a tax deduction in the amount of compensation taxable as ordinary income realized by an optionee or recipient of an SAR, LSAR or a restricted stock award. In the event that such optionee or recipient tenders previously owned shares of Common Stock to satisfy any tax withholding requirement, he will have made a taxable disposition of such shares and thus realize a capital gain (or loss).

The payment of any compensation that is contingent upon a "Change in Control" of the Company,


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

including compensation resulting from the exercise of an option or a portion of an option or tandem SARs or LSARS that became exercisable on account of a Change in Control and compensation resulting from the accelerated vesting of a restricted stock award, may constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") if the payment, when aggregated with the present value of all other payments in the nature of compensation that are payable upon a Change in Control of the Company, equals or exceeds three times an employee's "base amount", as defined in the Code. If a parachute payment constitutes an "excess parachute payment" because it exceeds the portion of the employee's base amount allocated to the payment under the Code and related Treasury regulations, then the payment is not deductible by the Company and the recipient is subject to an excise tax (in addition to the regular taxes due) of 20 percent of the excess parachute payment.

                             Incentive Stock Options

No taxable income (except for "alternative minimum taxable income", discussed below) is recognized by an optionee upon the exercise of an ISO if he remains employed by the Company or a parent or subsidiary at all times from the date of grant until three months before the date of exercise (or one year before the date of exercise in the case of a disabled optionee). The estate of a deceased optionee or his heir's will not recognize taxable income upon the exercise of an ISO held by such optionee if he was employed by the Company at the time of death or within the three month period prior to death.

If an optionee holds Common Stock acquired pursuant to the exercise of an ISO for at least two years from the date of grant and at least one year from the date the Common stock is transferred to him, he will realize no income until he sells the Common Stock; he will then realize capital gain or loss equal to the difference between the sale price and the purchase price.

If an ISO is canceled for cash, the optionee will realize compensation, taxable as ordinary income, in an amount equal to the cash received.

                           Disqualifying Dispositions

In general, if an optionee disposes of Common Stock acquired pursuant to the exercise of an ISO within two years from the date of grant or within one year from the date the Common Stock is transferred to him, he will realize ordinary income at the time of such disqualifying disposition. If such disqualifying disposition is a sale, (1) ordinary income tax rates will apply to any amount by which the purchase price is exceeded by the lesser of (a) the fair market value of the Common Stock on the exercise date and (b) the amount realized from the sale, and (2) capital gains tax rates will apply to any excess of the amount realized from the sale over the fair market value of the Common Stock on the exercise date.

                    Delivery of Previously Owned Common Stock

An ISO may provide that the purchase price may be paid in cash, in shares of previously owned Common Stock or in a combination of the two. Except as noted below, no gain or loss will be recognized for federal income tax purposes with respect to shares of Common Stock the optionee receives in exchange for an equal number of shares of previously owned Common Stock. Moreover, no compensation income or other gain will be recognized at the time of exercise with


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

respect to the additional shares of Common Stock received upon exercise of the ISO.

The Internal Revenue Service has issued proposed regulations as to how the tax basis of the "old" shares of Common Stock should be allocated among the "new" shares of Common Stock the optionee receives upon exercise of an ISO. In general, (1) the number of new shares which is equal to the number of old shares will have a tax basis equal to his tax basis for the old shares, and (2) the remaining new shares will have a tax basis of zero. The optionee should keep records sufficient to distinguish (1) from (2). If the optionee pays part of the purchase price in cash, the additional new shares will have a tax basis equal to the amount of such cash.

The optionee must retain all Common Stock acquired by him pursuant to the exercise of an ISO for at least one year from the date such Common Stock is transferred to him in order to prevent a disqualifying disposition. Proposed regulations provide that if the purchase price of an ISO is paid by delivering previously owned Common Stock, a subsequent disqualifying disposition of Common Stock acquired pursuant to the exercise of the ISO will be treated as a disposition of the shares with the lowest basis. If the purchase price is paid by delivering old shares of Common Stock acquired pursuant to the exercise of an ISO and the optionee has not held those shares for the applicable holding periods, he will be considered to have made a disqualifying disposition of the old shares so delivered.

                           Non-Statutory Stock Options

Unlike an ISO, the exercise of an NSO results in immediate realization of income for federal income tax purposes. Upon exercise of an NSO, an optionee will realize compensation, taxable as ordinary income, in an amount equal to any excess of the fair market value of the Common Stock on the exercise date over the purchase price. Upon cancellation of an NSO for cash or Common Stock in lieu of exercise, an optionee will realize compensation, taxable as ordinary income, in an amount equal to the cash or the fair market value of the Common Stock received. An optionee' s tax basis for the Common Stock received upon exercise or cancellation will be the price, if any, paid therefor plus the amount of compensation realized.

If an optionee sells Common Stock acquired through the exercise or cancellation of an NSO, the optionee will realize capital gain (or loss) equal to the amount by which the proceeds of sale exceed (or are less than) his basis for the Common Stock.

                    Delivery of Previously Owned Common Stock

An NSO may provide that the purchase price may be paid in cash, in shares of previously owned Common Stock or in a combination of the two. No income, gain or loss will be recognized with respect to shares of Common Stock the optionee receives in exchange for an equal number of shares of previously owned Common Stock. However, the number of "new" shares of Common Stock received in excess of the number of old" shares delivered will constitute compensation, taxable as ordinary income, in an amount equal to the fair market value of the excess new shares on the exercise date.

The Internal Revenue Service has ruled that (1) the number of new shares which is equal to the number of old shares will have a tax basis equal to that of the old shares and (2) the excess new shares will have a tax basis equal to the amount constituting compensation, i.e., their fair market


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value on the exercise date. As discussed under "Incentive Stock Options", the optionee should keep records sufficient to distinguish (1) from (2).

                            Stock Appreciation Rights

The grant of an SAR will not result in taxable income to the holder. At the time of exercise of an SAR, when the holder must surrender the related option shares, the amount of cash and fair market value of shares received by the holder, less cash or other consideration paid (if any), if taxed to the holder as ordinary income and the Company will receive a corresponding income tax deduction, subject to any required income tax withholding. However, if, upon exercise of an SAR, the holder is paid through the issuance by the company of shares that are subject to forfeiture in the event the holder is terminated for cause or resigns during the one year period after the SAR is exercised taxable income to the holder will be deferred until the restrictions on the shares lapse and such shares are no longer subject to forfeiture by the holder.

                        Limited Stock Appreciation Right

The grant of an LSAR will not result in taxable income to the holder. At the time of exercise of an LSAR, when the holder must surrender the related option in exchange for a cash payment equal to the difference between the fair market value of the shares on the exercise date and the purchase price per option share, the amount of such cash payment will be taxed to the holder as ordinary income.

                             Restricted Stock Awards

Unless an election under Section 83(b) of the Code is made (as described below), no federal income tax is payable by the recipient upon the grant of the award, including an award resulting from the exercise of an SAR (see "Stock Appreciation Rights"). At the time the restrictions lapse and shares become transferable, the recipient realizes ordinary income equal to the difference between the fair market value of the shares as to which the restrictions have lapsed and the amount, if any, paid for such shares. Upon sale of the shares subsequent to the lapse of the restrictions the recipient realizes capital gain (or loss) equal to the amount by which the proceeds of the sale exceed (or are less than) the fair market value of the shares on the date the restrictions lapsed. If the recipient transfers his shares to the Company upon receipt of the proceeds from the Company he realizes compensation taxable as ordinary income equal to the amount of such proceeds.

If a recipient makes an election under Section 83(b) of the Code within 30 days following the date on which the award is granted, he realizes ordinary income upon the grant of the award equal to the difference between the fair market value of the shares on the date of grant and the amount, if any, paid for such shares. In the event that any shares are forfeited after a Section 83(b) election has been made, the recipient may deduct as a capital loss only the amount paid for the shares. Upon sale of the shares subsequent to the lapse of the restrictions, the recipient realizes capital gain (or loss) equal to the amount by which the proceeds of the sale exceed (or are less than) the fair market value of the shares on the date the award was granted. If the recipient transfers his shares to the Company, the Company believes that he will realize capital gain (or loss) at the time he receives the proceeds equal to the difference between the proceeds received and the fair market value of the shares on the date the award was granted.


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